UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2022

FORTE BIOSCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38052	26-1243872
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3060 Pegasus Park Dr. Building 6 Dallas, Texas		75247
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 618-6994

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	FBRX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Scientific Officer

On June 5, 2022, the Board of Directors (“Board”) of Forte Biosciences, Inc. (the “Company”) appointed Hubert C. Chen, M.D. to serve as President and Chief Scientific Officer of the Company, effective June 7, 2022. In connection with the appointment of Dr. Chen, the title of President of the Company transitioned from Paul A. Wagner, Ph.D. to Dr. Chen, provided that Dr. Wagner will continue to serve as the Company’s Chief Executive Officer and a member of the Board.

Most recently, Dr. Chen, 53, served as Chief Medical Officer of Metacrine, Inc., a biopharmaceutical company, from 2018 to 2021. Prior to Metacrine, Dr. Chen served as Chief Medical & Scientific Officer of Pfenex, a biopharmaceutical company, from 2014 to 2018. From 2012 to 2014, Dr. Chen served as Vice President, Clinical Development of Aileron Therapeutics, a biopharmaceutical company. From 2009 to 2012, Dr. Chen served as Vice President, Translational Medicine of Regulus Therapeutics, a biopharmaceutical company. From 2006 to 2009, Dr. Chen served as Director, Clinical Research and Senior Director, Clinical Research and Corporate Development of Amylin Pharmaceuticals, a biopharmaceutical company. From 2004 to 2006, Dr. Chen served as Associate Director, Medical Sciences of Amgen, Inc., a biopharmaceutical company. Additionally, from 2002 to 2012, Dr. Chen served as Assistant Clinical Professor of Medicine and Clinical Instructor of Medicine at the University of California, San Francisco. From 2001 to 2004, Dr. Chen served as a Staff Research Investigator, Staff Scientist, and Research Scientist at the Gladstone Institute of Cardiovascular Disease. Dr. Chen received his medical residency training at Massachusetts General Hospital from 1995 to 1998, his M.D. from Columbia University in 1995 and his B.A.S. in political science and biological sciences from Stanford University in 1991.

Compensation Arrangements

Dr. Chen’s offer letter with the Company, dated May 31, 2022 and effective as of June 7, 2022 (the “Offer Letter”), provides for an annual base salary of $450,000 and a target annual bonus opportunity of 40% of his base salary, prorated for 2022 based on the number of days Dr. Chen is employed by the Company in the year.

The Offer Letter also provides for a stock option award to purchase 250,000 shares of the Company’s common stock at a price per share equal to the fair market value on the date of grant. Subject to Dr. Chen’s continued service with the Company, twenty-five percent (25%) of the shares subject to the option will vest after one year, and the remaining shares will vest monthly in equal amounts over the following thirty-six (36) months. The option was granted under and subject to the Company’s 2020 Inducement Equity Incentive Plan and the form of option agreement thereunder.

The Offer Letter also provides that Dr. Chen will be eligible for benefits upon certain qualifying terminations of employment in accordance with terms approved by the Board, which will include cash payments in the form of continuation of Dr. Chen’s base salary at the rate in effect at the time of termination for a period of twelve (12) months following a qualifying termination.

The summary of the Offer Letter set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2022.

In addition, the Company will enter into its standard form of indemnification agreement with Dr. Chen upon commencement of his employment with the Company. The form indemnification agreement was filed with the Securities and Exchange Commission on March 9, 2017 as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 and is incorporated herein by reference. Dr. Chen has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor are any such transactions currently proposed. There is no arrangement or understanding between Dr. Chen or any other person pursuant to which Dr. Chen was selected as an officer. There are no family relationships between Dr. Chen and any of the Company’s directors or executive officers.

Item 7.01.	Regulation FD Disclosure.

On June 7, 2022, the Company issued a press release announcing Dr. Chen’s appointment as an officer. A copy of the press release is furnished herewith as Exhibit 99.1.

The information set forth under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release dated June 7, 2022.

104	The cover page of this Current Report on Form 8-K, formatted in inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTE BIOSCIENCES, INC.

Date: June 7, 2022	By:	/s/ Antony Riley
Antony Riley Chief Financial Officer